EXHIBIT 2.4

REORGANIZATION AGREEMENT AND PLAN OF SHARE EXCHANGE

THIS REORGANIZATION AGREEMENT AND PLAN OF SHARE EXCHANGE (the “Reorganization Plan”), dated as of January 27, 2010, is entered into between State Bank and Trust Company (the “Bank”) and State Bank Financial Corporation (the “Holding Company”).

RECITALS:

The parties acknowledge the following to be true and correct:

1.               The Bank is a state bank duly organized under the laws of the State of Georgia and has its main office and place of business in Pinehurst, Georgia.  The Bank is authorized by its articles of incorporation to issue up to 100,000,000 shares of common stock, par value $5.00 per share, 31,540,977 shares of which are issued and outstanding and up to 2,000,000 shares of preferred stock, $1.00 par value per share, none of which are issued and outstanding.

2.               The Holding Company is a corporation duly organized under the laws of the State of Georgia, having its principal place of business in Atlanta, Georgia.  As of the Effective Date of the Share Exchange (as such terms are defined below), the Holding Company will have authorized and unissued 100,000,000 shares of common stock of a par value of $0.01 per share and 2,000,000 shares of preferred stock of a par value of $0.01 per share.  In connection with the formation of the Holding Company, 10 shares of Holding Company common stock will be issued at $10 per share to the Chief Financial Officer of the Bank.  All such shares will be redeemed at $10 per share upon the Effective Date.

3.               The Board of Directors of the Bank and the Holding Company desire to establish a holding company structure pursuant to which the Bank will become a wholly-owned subsidiary of the Holding Company.

4.               The Board of Directors of each of the Bank and the Holding Company has deemed advisable a share exchange transaction between the Bank and the Holding Company (the “Share Exchange”) in order to establish the holding company structure and has approved this Reorganization Plan and authorized its execution.

In consideration of the foregoing premises, the Bank and the Holding Company enter into this Reorganization Plan and prescribe the terms and conditions of the Share Exchange and the mode of carrying it into effect as follows:

ARTICLE I:  The Acquiring Corporation

The name of the acquiring corporation is State Bank Financial Corporation.  The entity whose shares will be acquired is State Bank and Trust Company.

ARTICLE II:  Terms and Conditions of the Exchange

1.               When the Share Exchange becomes effective, each issued and outstanding share of common stock of the Bank shall be exchanged for one share of common stock of the Holding Company.  As a result of the Share Exchange, the Holding Company shall become the sole shareholder of the Bank and the Bank will continue in existence as a wholly-owned subsidiary of the Holding Company.  The articles of incorporation, bylaws, corporate identity, charter, and officers and directors of the Bank will not be changed as a result of the Share Exchange.  In addition, the 10 shares of Holding Company common stock issued at $10 per share to the Chief Financial Officer of the Bank in connection with the formation of the Holding Company will automatically be redeemed by the Holding Company on the Effective Date at $10 per share.  Consequently, as a result of the Share Exchange, the existing shareholders of the Bank will become the only shareholders of the Holding Company and the Holding Company will have 31,540,977 shares of Common Stock issued and outstanding (assuming no exercise of dissenters’ rights).

2.               At the Effective Date, the Holding Company shall assume the warrants, and all other employee benefit plans of the Bank.  Each outstanding and unexercised warrant or other right to purchase, or security convertible into, the Bank shall become a warrant, or right to purchase, or a security convertible into the Holding Company on the basis of one share of Holding Company common stock for each share of Bank common stock, issuable pursuant to any such warrant or stock purchase right or convertible security, on the same terms and conditions and at an exercise or conversion price per share equal to the exercise or conversion price per share applicable to any such Bank warrant, stock purchase right or other convertible security at the Effective Date.  A number of shares of Holding Company common stock shall be reserved for issuance upon the exercise of warrants, stock purchase rights and convertible securities equal to the number of shares of Bank common stock so reserved immediately prior to the Effective Date, or as otherwise deemed necessary to effect the purposes of the Share Exchange.

3.               Consummation of the Share Exchange is conditioned upon approval by the holders of two-thirds of the outstanding shares of the Bank as required by law, and upon the receipt of any required approvals from regulatory agencies, including the Georgia Department of Banking and Finance and the Federal Reserve.

4.               The Reorganization Plan shall be submitted to the shareholders of the Bank for approval at a meeting to be called and held in accordance with the applicable provisions of law and the articles of incorporation and bylaws of the Bank.  The Bank and the Holding Company shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Share Exchange at the time provided herein.

5.               Upon satisfaction of the requirements of law and the conditions contained in this Reorganization Plan, the Share Exchange shall become effective upon the filing of the Articles of Share Exchange with the Georgia Secretary of State (the “Effective Date”).

6.               If the Share Exchange becomes effective, the Bank and the Holding Company shall each pay their own expenses, if any, incurred in the proposed transaction.  If the Share Exchange does not become effective, the Bank shall pay all reasonable and necessary expenses associated with the transaction proposed herein.

7.               Any shareholder of the Bank who objects to the Share Exchange and who properly dissents from the Share Exchange pursuant to Chapter 2, Article 13 of Title 14 of the Georgia Business Corporation Code shall have the rights of a “dissenting shareholder” and the right to receive cash for the value of such dissenting shares.

8.               Following the Share Exchange, the Bank’s board of directors shall consist of James R. Balkcom, Jr., W. Carter Bates, III, Archie L. Bransford, Jr., Kim M. Childers, Joseph W. Evans, John D. Houser, and J. Daniel Speight.

ARTICLE III:  Manner and Basis of Exchanging Shares

On the Effective Date:

1.               Each share of common stock of the Bank issued and outstanding immediately prior to the Effective Date shall, without any action on the part of the holder thereof, be converted into the right to receive one share of common stock of the Holding Company.

2.               Each holder of common stock of the Bank shall cease to be a shareholder of the Bank and the ownership of all shares of the issued and outstanding common stock of the Bank shall thereupon automatically vest in the Holding Company as the acquiring corporation.

3.               As of the Effective Date, until surrendered for exchange in accordance with this Reorganization Plan, each certificate theretofore representing common stock of the Bank (or evidence of shares of common stock in book-entry form) will be deemed to evidence the right to receive Holding Company common stock.  However, shareholders who do not surrender their Bank stock certificates will not be issued certificates representing the shares of Holding Company common stock they may be entitled to receive and will not be paid dividends or other distributions.  Any such dividends or distributions which such shareholders would otherwise receive will be held, without interest, for their accounts until surrender of their Bank stock certificates.  The Holding Company shall not be obligated to deliver certificates for shares of Holding Company common stock to any former Bank shareholder until such shareholder surrenders his or her Bank stock certificates.

4.               After the Effective Date, the Bank’s shareholders will be furnished instructions for surrendering their present physical stock certificates and for replacing any lost, stolen or destroyed.

ARTICLE IV:  Termination

The Reorganization Plan may be terminated, in the sole discretion of the Bank’s Board of Directors, at any time before the Effective Date if:

(1)           the number of shares of common stock of the Bank voted against the Share Exchange, or in respect of which written notice is given purporting to dissent from the Share Exchange, shall make consummation of the Share Exchange unwise in the opinion of the Bank’s Board of Directors;

(2)           any act, suit, proceeding or claim relating to the Share Exchange has been instituted or threatened before any court or administrative body; or

(3)           the Bank’s Board of Directors subsequently determines that the Share Exchange is inadvisable.

Upon termination by written notice as provided in this Article IV, this Reorganization Plan shall be void and of no further effect, and there shall be no liability by reason of this Reorganization Plan or the termination thereof on the part of either the Bank, the Holding Company, or the directors, officers, employees, agents or shareholders of either of them.

ARTICLE V:  Amendment

Pursuant to O.C.G.A. § 7-1-531(b), following shareholder approval, this Reorganization Plan may be amended by a subsequent writing signed by each of the parties hereto without further action of the shareholders of State Bank and Trust Company; provided, however, that no amendment to Article I, Article II or Article IV of the Reorganization Plan shall be made without the further approval of the shareholders of State Bank and Trust Company.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Bank and the Holding Company have caused this Reorganization Plan to be executed and attested in counterparts by their duly authorized officers and directors, and their corporate seals to be hereunto affixed as of the day and year first above written.

STATE BANK AND TRUST COMPANY

By:	/s/ Joseph W. Evans
Joseph W. Evans
Chairman and Chief Executive Officer

STATE BANK FINANCIAL CORPORATION

By:	/s/ Joseph W. Evans
Joseph W. Evans
Chairman and Chief Executive Officer